Exhibit 10.11

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (“Agreement”) is made and entered into this 8th day of November, 2002 (the “EFFECTIVE DATE”), by and between Advanced Cell Technology, Inc., a Delaware corporation with offices located at One Innovation Drive, Worcester, Massachusetts 01605, USA (“ACT”), and Merial Limited, a company limited by shares registered in England and Wales (registered number 3332751) with a registered office at PO Box 327, Sandringham House, Sandringham Avenue, Harlow Business Park, Harlow, Essex CM19 5TG, England, domesticated in Delaware, USA as Merial LLC, and having a place of business at 3239 Satellite Blvd., Duluth, GA 30096-4640, USA (“LICENSEE”). ACT and LICENSEE are sometimes hereinafter referred to individually as a “party” or collective as the “parties.”

W1TNESSETH

WHEREAS, ACT owns or has licensed with a sublicensable interest the PATENT RIGHTS; and

WHEREAS, LICENSEE desires to obtain a nonexclusive license from ACT under the PATENT RIGHTS upon the terms and conditions hereinafter set forth; and

WHEREAS, ACT is willing to grant such a license to LICENSEE upon the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1                              “AGREEMENT YEAR” means the period of twelve (12) consecutive months commencing on the EFFECTIVE DATE and each anniversary of the EFFECTIVE DATE thereafter.

1.2                              “AFFILIATE” shall mean (i) any business entity fifty percent (50%) or more of which is owned directly or indirectly by a party; (ii) any business entity which directly or indirectly owns fifty percent (50%) or more of a party; or (iii) any business entity under the direct or indirect control of any business entity as described in (i) or (ii) above.

1.3                              “KNOW-HOW” means all compositions of matter, techniques and data and other know-how and technical information including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, trade secrets, documents, computer data, computer code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information that is owned or controlled by ACT as of the EFFECTIVE DATE or during the TERM of this Agreement and that relates to any of the subject matter described in or claimed by the PATENT RIGHTS and is relevant to the FIELD OF USE.

1.4                               “LICENSED PRODUCT(S)” means (a) any product, the making, using, selling, offering for sale, importing or exporting of which by LICENSEE (or, as applicable, its AFFILIATES), would, but for the licenses granted to LICENSEE in Article 2 of this Agreement (or, as applicable, by LICENSEE to its AFFILIATES), infringe a VALID CLAIM of the PATENT RIGHTS in the country in which any such product is so made, used, sold, offered for sale, imported or exported by LICENSEE (or, as applicable, its AFFILIATES) or (b) any product that is made by LICENSEE (or, as applicable, its AFFILIATES) using a process or method that would, but for the licenses granted to LICENSEE in Article 2 of this Agreement (or, as applicable, by LICENSEE to its AFFILIATES), infringe a VALID CLAIM of the PATENT RIGHTS in the country in which any such process or method is used. By way of illustration but not limitation, the parties agree that LICENSED PRODUCTS include cloned, transgenic or chimeric birds, the progeny of such birds, and semen, ova or embryos obtained from such birds.

1.5                               “LICENSED PROCESS(ES)” means any process or method, the practice of which by LICENSEE or, as applicable, its AFFILIATES would, but for the licenses granted to LICENSEE in Article 2 of this Agreement (or, as applicable, by LICENSEE to its AFFILIATES), infringe a VALID CLAIM of the PATENT RIGHTS in the country in which such process or method is practiced.

1.6                               “LICENSED SERVICES” means any service which the selling, offering for sale, importing or exporting of which by LICENSEE (or, as applicable, its AFFILIATES), would, but for the licenses granted to LICENSEE in Article 2 of this Agreement (or, as applicable, by LICENSEE to its AFFILIATES), infringe a VALID CLAIM of the PATENT RIGHTS in the country in which any such product is so sold, offered for sale, imported or exported by LICENSEE (or, as applicable, its AFFILIATES).

1.7                               “NET SALES” means the gross amounts received for the sale of LICENSED PRODUCTS and the provision of LICENSED PROCESSES in the FIELD OF USE by LICENSEE and LICENSEE’s AFFILIATES to third parties less, to the extent applicable, the following:

(a)                                 normal and customary trade, cash, quantity and other discounts, allowances and credits allowed;

(b)                                sales, tariff duties, use and other taxes (including value added taxes), when included in gross sales;

(c)                                 freight, postage, shipping, packaging, transportation and insurance related to delivery of LICENSED PRODUCTS and LICENSED PROCESSES;

(d)                             credits, chargebacks or allowances granted for damaged, returned, rejected, or recalled LICENSED PRODUCTS and LICENSED PROCESSES or retroactive price reductions; and

(e)                              an amount equal to accounts receivable for the sale or provision of LICENSED PRODUCTS and LICENSED PROCESSES that are not collectible by LICENSEE or, as applicable, LICENSEE’S AFFILIATES or sublicensees, provided, however, that LICENSEE, or, as applicable, LICENSEE’S AFFILIATES or sublicensees, shall use commercially reasonable efforts to collect such accounts receivable.

Sales between or among LICENSEE and its AFFILIATES shall be excluded from the computation of NET SALES, but NET SALES shall include the first sales to third parties by any such AFFILIATES. The supply of LICENSED PRODUCTS and LICENSED PROCESSES as samples, for use in non-clinical or clinical studies, or for use in any tests or studies reasonably necessary to comply with any applicable law, regulation or request by a regulatory or governmental authority or as is otherwise normal and customary in the industry shall not be included within the computation of NET SALES.

Where (i) the consideration for the sales of LICENSED PRODUCTS or the provision of LICENSED SERVICES includes any non-cash element, or (ii) LICENSED PRODUCTS are sold or LICENSED SERVICES are provided in any manner other than an invoiced sale, the NET SALES applicable to any such transaction shall be deemed to be LICENSEE’s, or as applicable LICENSEE’s AFFILIATE’S, average NET SALES for the applicable quantity of LICENSED PRODUCTS or LICENSED SERVICES in the applicable TERRITORY for the period in question.

1.8                             “PATENT RIGHTS” means the patents and patent applications identified in Exhibit A attached hereto, all continuations, continuations-in-part, divisionals and foreign or domestic counterparts thereof or related thereto in the TERRITORY, and any and all reissues, reexaminations, extensions, supplementary protection certificates, and substitutions thereof. PATENT RIGHTS as they exist as of the EFFECTIVE DATE are set forth on Exhibit A. The parties agree that Exhibit A may be revised by the parties from time to time after the Effective Date to reflect changes thereto.

1.9                             “FIELD OF USE” means the development, making, using, selling, offering to sell, importing or exporting of agricultural products that are composed of, made in or derived, extracted or isolated from cloned, transgenic or chimeric animals of the avian species. For purposes of this Agreement the term “agricultural products” means food or fiber (i.e., something of nutritional value) or products that are used for the production of food or fiber, and the rendering of services that relate to the production of such products. Specifically excluded from agricultural products are products intended for medicinal uses or as part of the nutritional management of disease and products intended to be used for veterinary or medical therapies, including, but not limited to, the production of biopharmaceutical agents, proteins, peptides and polypeptides for pharmaceutical, nutraceutical or other use.

1.10                       “TERM” has the meaning set forth in Section 8.1.

1.11                       “TERRITORY” means the world and all countries thereon.

1.12                       “UMASS LICENSE” means the Exclusive License Agreement between ACT and the University, dated April 16, 1996, as amended by the Amendment to Exclusive License Agreement dated September 1, 1999 and the Second Amendment to Exclusive License Agreement dated May 31, 2000.

1.13                       “UMASS PATENT RIGHTS” means those PATENT RIGHTS licensed by ACT from the University under the UMASS LICENSE.

1.14                    “VALID CLAIM” means a claim of any issued and unexpired patent within the PATENT RIGHTS which has not lapsed, become abandoned or been held revoked, invalid, or unenforceable by a decision of a court or administrative or government authority or agency of competent jurisdiction from which no appeal can be or has been taken within the time allowed for such appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

Additional terms may be defined throughout this Agreement.

ARTICLE 2 - GRANT

2.1                             ACT hereby grants to LICENSEE and its AFFILIATES, and LICENSEE and its AFFILIATES accept, subject to the terms and conditions hereof, a royalty bearing, nonexclusive license under the PATENT RIGHTS and KNOW-HOW to research, develop, make, have made, use, sell, offer for sale, import and export LICENSED PRODUCTS and to practice LICENSED PROCESSES in the TERRITORY in the FIELD OF USE. The license granted to LICENSEE and its AFFILIATES in this Section 2.1 shall not include the right to sublicense, except that LICENSEE and its AFFILIATES shall have the right, in connection with the license to “have made,” to sublicense the rights granted in this Section 2.1 to third parties in connection with contracting with such third parties to provide services to LICENSEE or to manufacture for LICENSEE LICENSED PRODUCTS for sale by LICENSEE.

2.2                             Within thirty (30) business days of the EFFECTIVE DATE, ACT shall provide and transfer to LICENSEE (i) all information and data relating to the PATENT RIGHTS and KNOW-HOW as may be reasonably necessary to allow LICENSEE to exploit the license granted hereunder. From time to time thereafter ACT shall provide LICENSEE, at LICENSEE’s expense, with such information and technological assistance as LICENSEE reasonably shall request.

2.3                             LICENSEE acknowledges that a portion of the PATENT RIGHTS licensed to LICENSEE hereunder is owned by the University and is licensed to ACT under the UMASS LICENSE. ACT, the University and LICENSEE agree that, in the event the UMASS LICENSE expires or is terminated for any reason pursuant to the provisions of the UMASS LICENSE or otherwise, (i) LICENSEE will thereafter make any payments due to ACT under this Agreement directly to the University, and (ii) promptly following such termination, the University and

LICENSEE will enter into a direct license agreement reflecting the applicable terms of this Agreement and the UMASS LICENSE. For the avoidance of doubt, the references to “Sublicensees” in Section 8.5 of the UMASS LICENSE shall not apply to LICENSEE and shall not be construed as vitiating the provisions of this Section 2.3. ACT and the University agree that the provisions of Section 2.2 of the UMASS LICENSE providing for the automatic assignment to the University of sublicenses granted by ACT under said Section 2.2 shall not apply to the sublicense by ACT to LICENSEE under this Agreement, and that the provisions of this Section 2.3 shall govern in the event that the UMASS LICENSE is terminated. ACT and the University agree that LICENSEE will not be bound by any amendment to the UMASS LICENSE that affects LICENSEE’s rights under this Agreement in any material respects, unless LICENSEE agrees in writing to such amendment. Neither ACT nor the University will not make any change or addition to, or otherwise amend, the UMASS LICENSE in any manner that materially adversely affects LICENSEE without the prior written consent of LICENSEE (such consent not to be unreasonably withheld or delayed).

2.4                               ACT agrees and covenants not to challenge, object to, assert, sue or threaten LICENSEE or any of its AFFILIATES, or LICENSEE’s or its AFFILIATES’ customers, vendees, collaborators, or contractors, mediate or immediate, or any of the foregoing entities’ officers, directors, employees, agents or representatives, for any alleged infringement, misappropriation or other conflict with any patents owned or controlled by ACT as of the EFFECTIVE DATE or at any time thereafter based upon, arising out of or resulting from, either directly or indirectly the use, sale, offer for sale, or import of any LICENSED PRODUCT made or sold, or LICENSED SERVICE performed, by LICENSEE under the license granted in this Agreement and upon which royalty has been paid in accordance with the provisions of this Agreement within the FIELD OF USE. The terms of this paragraph shall survive termination or expiration of this Agreement except for termination of this Agreement by ACT pursuant to Section 8.2 or by LICENSEE pursuant to Sections 8.3 or 8.4.

2.6                                Not later than thirty (30) days following each new AGREEMENT YEAR, LICENSEE shall furnish ACT with a brief written summary of the progress of its efforts during the prior AGREEMENT YEAR to develop and commercialize LICENSED PRODUCTS and LICENSED PROCESSES in the FIELD OF USE. Any summary report prepared and furnished to ACT pursuant to this Section 2.6 shall be deemed Confidential Information subject to the provisions of Article 9 of this Agreement.

ARTICLE 3 - CONSIDERATION

3.1                               Initial Payment. In partial consideration of the license granted in Article 2 of this Agreement, LICENSEE agrees to pay to ACT an initial license fee of One Hundred and Fifty Thousand Dollars ($150,000.00) (the “License Fee”). One hundred percent (100%) of the License Fee shall be deemed earned and shall be paid by LICENSEE to ACT within fifteen (15) days after the EFFECTIVE DATE. The License Fee is not refundable and is not creditable against other payments due to ACT under this Agreement.

3.2                                 Royalties.

(a)                               In partial consideration of the license granted in Article 2 of this Agreement, LICENSEE agrees to pay to ACT in each AGREEMENT YEAR during the TERM and on a country-by-country basis a royalty equal to 3% of NET SALES until all royalty payments in that AGREEMENT YEAR total Three Million Dollars ($3,000,000.00), and thereafter for the remainder of that AGREEMENT YEAR the royalty rate shall be reduced to 1% of NET SALES. Calculation of royalties under this Section 3.2 shall be subject to Section 3.6 below. Any minimum annual royalties paid pursuant to Section 3.3 below shall be credited fully against any earned royalties due under this Section 3.2.

(b)                              For the avoidance of doubt, LICENSEE shall be required to pay only a single payment based upon the NET SALES of any LICENSED PRODUCT or LICENSED PROCESS, regardless of whether such LICENSED PRODUCT or LICENSED SERVICE is covered by more than one patent within the PATENT RIGHTS.

(c)                               For the avoidance of doubt, the obligation of LICENSEE to pay royalties on NET SALES shall terminate on a country-by-country basis concurrently with the expiration or termination of the last applicable VALID CLAIM within the PATENT RIGHTS in the country in the TERRITORY in which such LICENSED PRODUCT or LICENSED PROCESS is sold or provided.

3.3                                 Minimum Annual Royalties.

(a)                               Commencing with the third full AGREEMENT YEAR of this Agreement (i.e., in calendar year 2005, anniversary date of the EFFECTIVE DATE), LICENSEE shall during the TERM of this Agreement pay minimum annual royalty payments to ACT as follows: LICENSEE shall pay ACT a minimum annual royalty payment of TWENTY-FIVE THOUSAND DOLLARS ($25,000.00), increasing by FIFTY THOUSAND DOLLARS ($50,000.00) each AGREEMENT YEAR thereafter until such time as the minimum annual royalty is TWO HUNDRED FIFTY HUNDRED THOUSAND DOLLARS ($250,000.00) at which time the minimum annual royalty payment shall continue to be TWO HUNDRED FIFTY HUNDRED THOUSAND DOLLARS $250,000.00 for the remaining TERM of the Agreement.

(b)                              If applicable, the minimum annual royalty payments set forth in Section 3.3(a) shall be payable within forty-five (45) days after the end of each applicable AGREEMENT YEAR. If the actual earned royalty payments by LICENSEE to ACT in any AGREEMENT YEAR are less than the minimum annual royalty, LICENSEE shall have the right to pay ACT the difference between the actual earned royalty payment and the minimum annual royalty in full satisfaction of its obligations under this Section 3.3. Waiver of any payment of the minimum annual royalty by ACT shall not be construed as a waiver of any subsequent payment of the minimum annual royalty.

3.4.                              All payments due under Section 3.2 and not in dispute shall be paid in quarterly installments and be paid within sixty (60) days following the end of each calendar quarter of an AGREEMENT YEAR. Payments made within this sixty (60) day period shall be deemed timely.

3.5                                 All payments due under this Agreement shall be paid to ACT and shall be made in United States currency. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates. Any withholding tax required to be withheld by LICENSEE on royalty payments under the laws of any country in the TERRITORY will be timely paid by LICENSEE to the appropriate governmental authority, and LICENSEE will furnish ACT with proof of payment of such tax. Any such tax actually withheld may be deducted from royalty payments due to ACT under this Agreement.

3.6                                 If in LICENSEE’s reasonable business judgment it is necessary or desirable to seek a license or immunity from suit from any third party in order for LICENSEE to exercise or use the rights granted to LICENSEE hereunder, or LICENSEE is otherwise required to pay to any third party any fee, royalty or other payment in connection with the making, using, selling, offering to sell, importing or exporting of LICENSED PRODUCTS or LICENSED PROCESSES, LICENSEE shall have the right to set off any amounts paid to such third party, including any fee, royalty or other payment, against payment of up to fifty percent (50%) of the payments otherwise payable to ACT hereunder in the same royalty period. Such right of offset shall be in addition to, and not in lieu of, any other rights or claims LICENSEE may have under this Agreement.

3.7                                 To the extent that payments due under this Agreement and not in dispute, including payments under this Article 3, are not paid within the specified time period, or are underpaid, such outstanding sums shall accrue interest from the date due, such interest to be computed for such unpaid amount on the last day of each calendar quarter (accruing quarterly) at the ninety (90) day U.S. Treasury Bill rate published in the Wall Street Journal for the last day of the calendar quarter, and if no such U.S. Treasury Bill rate is published on such date, then the next closest short term U.S. Treasury Bill rate published in the Wall Street Journal for such date.

3.8                                 If at any time legal restrictions prevent the prompt remittance of part or all of any payments owed by LICENSEE to ACT hereunder with respect to any country in the TERRITORY, payment shall be made through any lawful means or methods that may be available, and as LICENSEE shall reasonably determine is appropriate.

ARTICLE 4 - REPORTS AND RECORDS

4.1                                 Following the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, LICENSEE shall deliver to ACT a report that sets forth for the applicable calendar quarter the following information:

(a)                                total gross sales of all LICENSED PRODUCTS and LICENSED PROCESSES sold in the TERRITORY during such quarter;

(b)                               deductions applicable to determining NET SALES;

(c)                                total NET SALES during such quarter;

(d)                               the total of payments due pursuant to Article 4.

Such report shall accompany each royalty payment due pursuant to Article 3. If no payments are due for any reporting period, the report shall so state.

4.2                                 LICENSEE shall keep accurate records for a period of at least three (3) years for each reporting period during the TERM of this Agreement in which costs or expenses are incurred, or NET SALES of LICENSED PRODUCTS or LICENSED PROCESSES occur, showing costs, expenses and NET SALES in sufficient detail to enable the reports provided under Section 5.1 to be verified. ACT shall have the right, for a period of one (1) year after receiving any report to appoint an independent certified public accounting firm to inspect the relevant records of LICENSEE and/or its AFFILIATES to verify such report. LICENSEE shall make its records available for inspection by such independent certified public accounting firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year. Any examination by an independent certified public accounting firm under this Section 4.2 is to be made at the expense of ACT, except that if the results of the audit reveal that LICENSEE has underpaid ACT by ten percent (10%) or more in any calendar year, then the audit fees shall be paid by LICENSEE. Any such discrepancies shall be promptly corrected by payment by LICENSEE to ACT. The independent certified public accounting firm shall execute a confidentiality agreement reasonably acceptable to LICENSEE prior to any such audit and including obligations limiting the information to be provided to ACT to the numerical summary of expenses incurred and payments due and paid and prohibiting any disclosure to any third party.

ARTICLE 5 - PATENT PROSECUTION

5.1                                 ACT shall use reasonable commercial efforts to prepare, file, and prosecute all PATENT RIGHTS, including conducting any interferences, reissues, reexaminations, oppositions, nullity proceedings and any similar proceedings. All costs and expenses associated with the preparation, filing, and prosecution of all PATENT RIGHTS shall be the responsibility of ACT. ACT shall advise LICENSEE within ten (10) days of receiving any substantial action or development in the preparation, prosecution and maintenance of any PATENT RIGHTS, including those involving in which countries to initiate or continue prosecution (including validation), the question of the scope of, the issuance of, the rejection of, an interference involving, or an opposition involving any PATENT RIGHTS. Notwithstanding anything in this Agreement to the contrary, ACT shall pay, unless otherwise agreed to in writing by LICENSEE, all maintenance, government and other fees in each country in the TERRITORY that are required to maintain all issued patents within the PATENT RIGHTS; and shall submit evidence to LICENSEE upon request that such fees have been timely paid. In the event ACT determines to abandon any of the PATENT RIGHTS it shall inform LICENSEE at least sixty (60) days prior to any relevant filing deadline or abandonment and LICENSEE shall have the option to undertake the prosecution and maintenance of such PATENT RIGHTS, in which event, ACT shall assign such rights to LICENSEE.

5.2                                 ACT shall provide LICENSEE with a report, no less frequently than once per year (or as otherwise mutually agreed by the Parties), listing all patents and patent applications within the PATENT RIGHTS, identifying them by country and patent or application number, and briefly describing the status thereof. In addition, ACT shall notify LICENSEE of the issuance of any patent within the PATENT RIGHTS within 10 business days of the issuance of such patent.

5.3                                 ACT shall not settle or consent to any judgment or decision in any reexamination, interference, opposition or similar proceeding which would have any adverse affect on the scope of any PATENT RIGHTS, impose a financial obligation on LICENSEE, render invalid or unenforceable any of the PATENT RIGHTS or limit and of LICENSEE’S rights under this Agreement without the prior written consent of LICENSEE (such consent not to be unreasonably withheld or delayed).

ARTICLE 6 - PROSECUTION OF INFRINGERS AND DEFENSE OF PATENT RIGHTS

6.1                                 The parties agree to promptly notify each other in writing of any actual or suspected infringement by a third party of PATENT RIGHTS or of any claim of invalidity, unenforceability, or non-infringement of the PATENT RIGHTS.

6.2                                 ACT shall have the first right, but not the obligation, to seek to abate any actual or suspected infringement of the PATENT RIGHTS in the TERRITORY, or to file suit against any such actually or allegedly infringing third party. If ACT does not, within one hundred twenty (120) days of a notice under Section 6.1, take steps to abate the actual or suspected infringement or file suit to enforce the PATENT RIGHTS against such actually or allegedly infringing third party, LICENSEE shall have the right (but not the obligation) to take such action. The non-controlling party shall cooperate with the party controlling any such action (as may be reasonably requested by the controlling party), including by being joined as a party, and the party controlling any such action shall keep the other party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action. LICENSEE shall have the right to credit as incurred any costs and expenses incurred in connection with any such action against royalties and/or other payments payable to ACT under this Agreement for the year in which such expenses are incurred; provided, however, that such offset shall not exceed fifty percent (50%) of such royalties and/or other payments due to ACT in the same period. LICENSEE’s rights under this Section 6.2 shall be subject to the rights of the University under the UMASS LICENSE.

6.3                                 Subject to the rights of the University under the UMASS LICENSE, the party controlling any such action may settle or consent to an adverse judgment in any action described in Section 6.2 without obtaining consent from the non- controlling party, unless any such settlement or consent judgment would either impose a financial obligation upon the non-controlling party, limit the scope of or invalidate or render unenforceable any PATENT RIGHTS or otherwise limit the rights of the non-controlling party under this Agreement, in which event the controlling party shall obtain the non-controlling party’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.4                                 Subject to the rights of the University under the UMASS LICENSE, unless otherwise mutually agreed by the parties, and subject to the respective indemnity obligations of the parties set forth in this Agreement, all monies recovered upon the final judgment or settlement of any such action, shall be used first, to reimburse each of ACT and LICENSEE, on a pro rata basis for its out-of-pocket expenses relating to the action, and second, any remaining balance shall belong to the party controlling such action.

6.5                                 In the event a third party claims that the exercise by LICENSEE of its rights in the PATENT RIGHTS or KNOW-HOW infringe or otherwise conflict with the intellectual property rights of a third party, ACT shall have the first right, but not the obligation, to defend such claims asserted against LICENSEE, including any judicial or administrative proceedings relating to such claims. ACT shall give prompt notice to LICENSEE of any such claims. LICENSEE shall provide, at ACT’s expense, such reasonable assistance and cooperation to ACT as may be reasonably necessary to successfully defend any such claim. If ACT does not answer such claim within a reasonable time after such claim is made, LICENSEE shall have the right (but not the obligation) to take such action at its own expense. The non-controlling party shall cooperate with the party controlling any such action (as may be reasonably requested by the controlling party), including by being joined as a party, and the party controlling any such action shall keep the other party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action. LICENSEE shall have the right to credit as incurred any costs and expenses incurred in connection with its defense of any such action against royalties and/or other payments payable to ACT under this Agreement for the year in which such expenses are incurred; provided, however, that such offset shall not exceed fifty percent (50%) of such royalties and/or other payments due to ACT in the same period. LICENSEE’s rights under this Section 6.2 shall be subject to the rights of the University under the UMASS LICENSE. The rights provided in this Section 6.5 shall be in addition to any other rights of LICENSEE under this Agreement, including any right of indemnification.

ARTICLE 7 - INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

7.1                                 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless ACT and the University and their trustees, directors, officers, employees and AFFILIATES against all third party liabilities of any kind whatsoever, including reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property resulting from the development, manufacture, sale, use, performance, or advertisement of the LICENSED PRODUCTS and LICENSED PROCESSES by

LICENSEE or its AFFILIATES or from a breach by LICENSEE of any representation or warranty of LICENSEE in Section 11.2 of this Agreement.

7.2                                 ACT shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless LICENSEE and its AFFILIATES and their respective directors, officers, employees, agents against all third party liabilities of any kind whatsoever, including and reasonable attorneys’ fees, arising from any breach by ACT or the University of any representation, warranty or covenant of ACT or the University hereunder.

7.3                                 Any indemnification obligations set forth in this Article 7 shall be subject to the following conditions: (i) the indemnified party shall notify the indemnifying party in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) the indemnifying party shall have control of the defense or settlement, provided that the indemnified party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at its sole expense; and (iii) the indemnified party shall reasonably cooperate with the defense, at the indemnifying party’s expense.

7.4                                 IN NO EVENT SHALL EITHER PARTY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER A PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 7.4 SHALL NOT IN ANY WAY LIMIT THE INDEMNIFYING PARTY’S DUTY TO INDEMNIFY THE INDEMNIFIED PARTY FOR CLAIMS BROUGHT BY THIRD PARTIES AS SET FORTH IN SECTIONS 7.1 AND 7.2 OF THIS AGREEMENT (INCLUDING ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED OR INCURRED BY ANY THIRD PARTIES WHO ARE, IN TURN, SEEKING THE SAME FROM THE INDEMNIFIED PARTY, WHICH SHALL BE COVERED BY THE INDEMNITY SET FORTH IN SECTION 7.1 AND 7.2, AS APPLICABLE) (AS OPPOSED TO ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED OR INCURRED BY A PARTY DIRECTLY).

7.5                                 Each party agrees to maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the indemnified parties. Each party shall continue to maintain such insurance or self-insurance during the term of this Agreement and after the expiration or termination of this Agreement for a period of five (5) years. Each party shall provide to the other party, upon reasonable request, proof of such insurance.

ARTICLE 8 - TERMINATION

8.1                                 The term of this Agreement (“TERM”) shall commence on the EFFECTIVE DATE and continue until the expiration of the last VALID CLAIM within the PATENT RIGHTS to expire, unless sooner terminated as provided in this Article 8.

8.2                                 If either party commits a material breach of this Agreement (including any failure to make any payment due under this Agreement), the non-breaching party shall have the right to terminate this Agreement effective on ninety (90) days prior written notice to the party in breach, unless such breach is cured prior to the expiration of such ninety (90) day period.

8.3                                 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months prior notice to ACT, and upon payment of all amounts due ACT through the effective date of the termination.

8.4                                 LICENSEE shall have the right to terminate this Agreement effective on the third anniversary date of the EFFECTIVE DATE by providing notice to ACT at least thirty (30) days in advance of such third anniversary date.

8.5.                              Notwithstanding anything herein to the contrary, in the event that this Agreement is terminated by ACT pursuant to Section 8.2 or by LICENSEE pursuant to Sections 8.3 or 8.4, LICENSEE and its AFFILIATES shall retain a license to rights granted in Article 2 to the extent reasonably necessary to sell any LICENSED PRODUCTS existing or under production and to perform LICENSED PROCESSES related to such LICENSED PRODUCTS or that are in process, subject to the terms of this Agreement (including without limitation the obligation to pay royalties under Article 3), provided that LICENSEE shall complete and sell all such work-in-progress and inventory within six (6) months after the effective date of termination.

8.6                                 Upon the expiration of the TERM of this Agreement LICENSEE and its AFFILIATES shall have a fully paid-up, non-exclusive, irrevocable, royalty free license under the rights granted in Article 2.

8.7                                 Nothing herein shall be construed to release either party from any obligation that accrued prior to expiration or any termination of this Agreement. The following provisions shall survive any termination of this Agreement: Articles/Sections 1, 2.5, 7, 8.5, 8.6, 8.7, 9, 10, 11, 12.2, 12.3, 12.5, 12.6, 12.7, 12.10 and 12.11, and any other provision which by its nature is intended to survive any such termination.

ARTICLE 9 - CONFIDENTIALITY AND NON-DISCLOSURE

9.1                                 Confidential Information; Non-Disclosure. “Confidential Information” shall mean any technical, business, financial, customer or other information disclosed by one party to the other party pursuant to this Agreement and is which marked as “Confidential” or “Proprietary,” or which is disclosed orally or visually and confirmed as confidential or proprietary in writing within ten (10) business days of such oral disclosure. Such information may be disclosed in oral, visual or written form (including magnetic, optical or other media). Each party’s Confidential Information includes, without limitation, the respective party’s business plans and business practices, scientific knowledge, research and development or know-how, processes, inventions, techniques, formulae, products and product plans, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, software, margins, payment terms and sales forecasts, volumes and activities, designs, computer code, technical information, costs, pricing, financing, business opportunities, personnel, and information of ACT or LICENSEE relating to the, PATENT RIGHTS, KNOW-HOW, LICENSED PRODUCTS and LICENSED SERVICES. Except to the extent expressly authorized by this Agreement or by other prior written consent by the disclosing party, each party shall during the term of this Agreement and for a period of seven (7) years thereafter: (i) treat as confidential all Confidential Information of the disclosing party; (ii) not use such Confidential Information except as authorized herein or otherwise authorized in writing, (iii) implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the disclosing party’s Confidential Information; (iv) except as set forth in (v) below, not disclose such Confidential Information to any third party, and (v) only disclose the Confidential Information to those of its employees, AFFILIATES, sublicensees and third party contractors in accordance with Sections 2.1 and 2.2 who have need to know such Confidential Information. Without limiting foregoing, each of the parties shall protect the Confidential Information using at least the same procedures and degree of care that it uses to prevent the disclosure of its shall own confidential information of like importance, but in no event less than reasonable care.

9.2                                 Exceptions. Neither party shall have any obligation or liability to the other with regard to any Confidential Information of the other: (i) that was publicly known at the time it was disclosed or becomes publicly known through no fault, action, or inaction of the receiving party; (ii) was known to the receiving party, without restriction, at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the Confidential Information; (v) is disclosed pursuant to an order or requirement of a court, administrative agency, or other governmental body, provided that the receiving party shall provide prompt advanced notice thereof to enable the disclosing party to seek a protective order or otherwise take steps necessary to maintain the confidentiality of the Confidential Information; (vi) is disclosed in connection with securing regulatory approval or otherwise as may be necessary to comply with any regulation or request of any governmental or other regulatory authority, provided that the disclosing party shall take all reasonable steps to limit disclosure of the Confidential Information and to otherwise maintain the confidentiality of the Confidential Information; or (vii) that is provided to the recipient by a third party having no obligation to keep the information secret.

9.3                                 Injunctive Relief. ACT and LICENSEE acknowledge and agree that any breach of the confidentiality obligations imposed by this Article 9 will constitute immediate and irreparable harm to the party disclosing the Confidential Information and/or its permitted successors and assigns, which cannot adequately and fully be compensated by money damages and will warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance, and/or other equitable relief. The disclosing party’s rights and remedies hereunder are cumulative and not exclusive.

9.4                                 Termination. Upon termination (but not expiration) of this Agreement, except for termination of this Agreement by ACT pursuant to Section 8.2 or by LICENSEE pursuant to Sections 8.3 or 8.4, and upon the request of the disclosing party, the receiving party shall promptly return to the disclosing party, at its request, all copies of Confidential Information received from such party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other party in any form, except that LICENSEE shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information for archival purposes or as required by any law or regulation.

ARTICLE 10 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, return receipt requested, or by nationally recognized overnight carrier addressed to the parties at the following addresses or such other addresses as such party furnishes to the other party in accordance with this paragraph. Such notices, payments, or other communications shall be effective upon receipt.

In the case of ACT:

Advanced Cell Technology, Inc.
One Innovation Drive
Worcester, MA 01605
USA
Attention:	Michael D. West, Ph.D., President

In the case of LICENSEE:

Merial LLC
3239 Satellite Blvd.
Duluth, GA 30096-4640
USA
Attention:	Legal Department/W. Joseph Thesing, Jr.
General Counsel, North America

ARTICLE 11 - REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

11.1                           ACT represents, warrants and covenants that:

(a)                                ACT is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to enter into this Agreement;

(b)                               ACT is the sole and exclusive owner of the entire right, title and interest in and to the PATENT RIGHTS and KNOW-HOW, free and clear of any liens or other encumbrances; and, with respect to UMASS PATENT RIGHTS, ACT possess all such rights as are necessary to grant to LICENSEE the rights and licenses to the such PATENT RIGHTS and KNOW-HOW granted hereunder;

(c)                                this Agreement has been validly executed and constitutes a binding and legal obligation of ACT, enforceable in accordance with its terms, and that the execution and performance of this Agreement by ACT will not violate, contravene or conflict with any other agreement to which ACT is a party or by which it is bound or with any law, rule or regulation applicable to ACT;

(d)                               ACT has not, prior to the EFFECTIVE DATE, entered into and shall not, following the EFFECTIVE DATE, enter into any agreement and has not granted any now existing, or agreed to grant any future, license, right or privilege which agreement, license, right or privilege conflicts in any way with this Agreement or ACT’s obligations hereunder;

(e)                                the claims of any and all issued patents included in the PATENT RIGHTS are valid and enforceable;

(f)                                  except as set forth in Exhibit B attached hereto, no claims of infringement, misappropriation or other conflict with any intellectual property rights or other rights owned or controlled by any third party have been made or threatened with respect to the PATENT RIGHTS or KNOW-HOW;

(g)                               ACT is not aware of any infringement or misappropriation of the PATENT RIGHTS or KNOW-HOW by any third party;

(h)                               to ACT’s knowledge, the making, using, selling, offering for sale, importing and exporting of LICENSED PRODUCTS or LICENSED SERVICES in the TERRITORY in the FIELD OF USE does not and shall not infringe or otherwise conflict with any intellectual property rights or other rights of any third party; and

(i)                                   ACT has provided LICENSEE with a complete, true and correct copy of the UMASS LICENSE.

11.2                           LICENSEE represents and warrants that it has full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of LICENSEE, enforceable in accordance with its terms, and that execution and performance of this Agreement by LICENSEE will not violate, contravene or conflict with any other agreement to which LICENSEE is a party or by which it is bound or with any law, rule or regulation applicable to LICENSEE.

11.3                           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER ACT NOR LICENSEE, OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES, MAKES ANY REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 12 - MISCELLANEOUS PROVISIONS

12.1                           LICENSEE shall comply with all local, state, federal and international laws and regulations relating to the development, manufacture, use, provision, and sale of LICENSED PRODUCTS and LICENSED PROCESSES. Without limitations the generality of the foregoing, LICENSEE agrees to comply with the following:

(a)                                LICENSEE shall obtain all necessary approvals from the USDA, FDA and any similar governmental authorities of any foreign jurisdiction in the Territory in which LICENSEE intends to make, use, or sell LICENSED PRODUCTS or to perform LICENSED PROCESSES.

(b)                               LICENSEE shall comply fully with any and all applicable local, state, federal and international laws and regulations relating to the LICENSED PRODUCTS and LICENSED SERVICES, and the PATENT RIGHTS, in the Territory, including without limitation all export or import regulations and rules now in effect or as may be issued from time to time by any governmental authority which has jurisdiction relating to the export of LICENSED PRODUCTS or LICENSED SERVICES and any technology relating thereto. LICENSEE hereby gives written assurance that it will comply with all such import or export laws and regulations (including without limitation all Export Administration Regulations of the United States Department of Commerce), that it bears sole responsibility for any violation of such laws and regulations, and that it will indemnify, defend, and hold ACT and the University harmless (in accordance with Article 8) for the consequences of any such violation.

(c)                                To the extent that any invention claimed in the PATENT RIGHTS has been partially funded by the United States Government, and only to the extent required by applicable laws and regulations, LICENSEE agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacturer is not commercially feasible under the circumstances, ACT and/or the University may seek a waiver of this requirement from the relevant federal agency on behalf of LICENSEE and, upon LICENSEE’S request, shall cooperate with LICENSEE in seeking such a waiver.

12.2                           LICENSEE shall not create or incur or cause to be incurred or to exist any lien, encumbrance, pledge, charge, restriction or other security interest of any kind upon the PATENT RIGHTS without the prior written consent of ACT and the University (which consent shall be granted or denied in ACT’s or the University’s, as applicable, sole discretion).

12.3                           Neither ACT nor Merial shall originate any publicity, news release or other public announcement, written or oral, (“Announcements”) relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed, except as otherwise required by law or regulation. Any references to the University in such Announcements shall be subject to the approval of the University. The foregoing notwithstanding, ACT and LICENSEE shall have the right to make such Announcements without the consent of the other party or the University, as applicable, in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that such party shall have given the other party and the University, as applicable, at least ten (10) days prior written notice of the proposed text for the purpose of giving the other party, as applicable, the opportunity to comment on such text.

12.4                           Nothing herein shall be deemed to constitute either party as the agent or representative of the party, or both parties as joint venturers or partners for any purpose. Each party shall be an independent contractor, not an employee or partner of the other party, and the manner in which each party renders its services under this Agreement shall be within its sole discretion. Neither party shall be responsible for the acts or omissions of the other party, nor shall either party have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

12.5                           To the extent commercially feasible, and consistent with prevailing business practices and applicable law, all LICENSED PRODUCTS sold pursuant to this Agreement will be marked with the number of each issued patent that applies to such LICENSE PRODUCTS.

12.6                           This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to the principles of conflicts of law thereof, except that questions affecting the construction and effect of any patents included in the PATENT RIGHTS shall be determined by the law of the country in which the patents were granted.

12.7                           This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

12.8                           The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties.

12.9                           The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

12.10                     The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

12.11                     Except as set forth in Section 2.3: this Agreement may not be assigned by LICENSEE without the prior written consent of ACT, which consent shall be granted or denied in ACT’s sole discretion; and this Agreement may not be assigned by ACT without the prior written consent of LICENSEE, which consent shall not be unreasonably withheld or delayed; provided, however, either party may assign this Agreement to an AFFILIATE or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

12.12                     This Agreement has been prepared jointly and no rule of strict construction shall be applied against either party. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.13                     This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement.

12.14                     All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. The parties agree that LICENSEE, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ACT including under the U.S. Bankruptcy Code, LICENSEE shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, including the PATENT RIGHTS and KNOW-HOW, and the same, if not already in LICENSEE’s possession, shall be promptly delivered to LICENSEE upon any such commencement of a bankruptcy proceeding upon written request therefore by LICENSEE.

*  *  *  *  *

IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year first set forth above.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Michael D. West
Printed Name: Michael D. West, Ph.D.
Title: President & Chief Executive Officer

MERIAL LIMITED

By:	/s/ Horace D. Nalle
Printed Name: Horace D. Nalle
Title: Company Secretary

MERIAL LEGAL
/s/ [ILLEGIBLE]

AGREEMENT

In consideration of sublicense income received by the University from ACT pursuant to the UMASS LICENSE, the University hereby agrees to be bound by the applicable provisions of Section 2.3 hereof.

THE UNIVERSITY OF MASSACHUSETTS

By:	/s/ William S. Rosenberg
Printed Name:	William S. Rosenberg
Title:	Executive Director
Office of Commercial Ventures
and Intellectual Property

November 15, 2002

Advanced Cell Technology, Inc.
One Innovation Drive
Worcester, MA 01605

Merial Limited
c/o Merial LLC
3239 Satellite Blvd.
Duluth, GA 30096-4640

Re:                               Exclusive License Option & Right of First Negotiation; Discounted Initial Payment under Non-Exclusive License Agreement dated November 8, 2002; and Services Agreement.

This Letter Agreement is to memorialize the agreement between Advanced Cell Technology, Inc., a Delaware corporation with a place of business at One Innovation Drive, Worcester, Massachusetts 01605 (“AGT”), and Merial Limited, a company limited by shares registered in England and Wales (registered number 3332751) with a registered office at PO Box 327, Sandringham House, Sandringham Avenue, Harlow Business Park, Harlow, Essex CM19 5TG, England, domesticated in Delaware, USA as Merial LLC, and having a place of business at 3239 Satellite Boulevard, Duluth, Georgia 30096-4640, USA (“Merial”), with respect to the matters discussed herein.

1. Exclusive License Option – Nutraceutical Field. (a) ACT hereby grants to Merial a first option to obtain an exclusive, worldwide license to the patent rights identified in Exhibit A attached hereto (the “ACT Patent Rights”) for use in connection with the development, use and sale of products in the Nutraceutical Field (the “License Option”) as follows: ACT shall promptly notify Merial in writing of its intention to enter into a license for the use of the ACT Patent Rights in the Nutraceutical Field, and ACT’s notice to Merial shall describe in reasonable detail the terms of the proposed terms for such license. Merial may exercise the License Option upon written notice to ACT within ninety (90) days after Merial’s receipt of ACT’s notice described above. In the event Merial exercises the License Option, ACT and Merial shall attempt to enter into a definitive license agreement by negotiating in good faith to reach a license agreement containing commercially reasonable terms and pricing consistent with relevant industry standards. If the parties are unable to reach agreement within ninety (90) days after the date upon which Merial exercised the License Option (the “Negotiation Period”), then ACT will be free to offer such rights to third parties; provided, however, that for a period of one (1) year after the Negotiation Period, ACT may only offer such rights to third parties on terms and pricing which in the aggregate are no more favorable than those last offered to Merial, unless the more favorable terms and pricing have first been offered in writing to Merial and either (i) Merial has declined in writing to accept to accept such terms and pricing or (ii) Merial has not responded after a period of thirty (30) days from the date of such offer. Notwithstanding anything to the contrary herein, in the event that ACT receives at any time prior to the expiration of the Negotiation Period an offer, proposal, or bid from a third party for a license for the use of the ACT Patent Rights in the Nutraceutical Field, then ACT shall disclose promptly to Merial in writing the terms of such offer, proposal, or bid and, further, ACT shall afford Merial the opportunity to make a competing offer, proposal, or bid within thirty (30) days of the date of Merial’s receipt of the written disclosure of such offer, proposal, or bid.

(b)                                 For purposes of this Letter Agreement, “Nutraceutical Field” means the development, making, using, selling, offering to sell or importing of nutraceutical products that are composed of, made in or derived, extracted or isolated from cloned animals, provided, however, that the Nutraceutical Field does not include the cloning of animals for any purpose related to the production of biopharmaceutical agents in milk, including but not limited to, proteins, peptides and polypeptides for pharmaceutical, nutraceutical or other use. “Nutraceutical” or “nutraceutical product” means any food or other preparation intended for oral consumption by humans whose primary function, when taken into the human body, (a) serves to nourish or build up tissues or supply energy and/or (b) maintains, restores or supports adequate nutritional status or nutritional metabolic function and/or has pharmaceutical-like properties to enhance animal health and well-being.

(c)                                  Notwithstanding anything to the contrary in this Letter Agreement, Merial accepts the License Option and any license resulting therefrom subject to any outstanding licenses, options to acquire license, or other rights existing in third parties under agreements executed by ACT prior to the date of this Letter Agreement, including without limitation the rights of Newco, a corporation to be formed by Robert Saglio, under the Non-Exclusive License Agreement between ACT and Newco that is currently being negotiated by ACT and Saglio.

(d)                                 Merial acknowledges, understands and agrees that ACT is currently using the ACT Patent Rights in connection with research and development directed to the development and commercialization of products in the Nutraceutical Field.  Merial further acknowledges, understands and agrees, notwithstanding anything to the contrary contained herein, that from the date hereof through the last day of the Negotiation Period ACT may (i) continue such research and development activities and (ii) make, use, sell, offer for sale and import products, or services (but not by way of license or sublicense to third parties) in the Nutraceutical Field that utilize or incorporate the ACT Patent Rights

(e)                                  The License Option is effective for a period of six (6) months from the date of this Letter Agreement.

2.                                      Right of First Negotiation – Supplemental Patent Rights.

(a)                                  ACT is currently negotiating with the University of Massachusetts to obtain exclusive rights to the patent rights identified in Exhibit B attached hereto (the “Supplemental Patent Rights”).

(b)                                 ACT hereby grants to Merial a right of first negotiation to acquire an exclusive license to use the Supplemental Patent Rights to develop, manufacture, use and sell products in the fields of animal health and breeding (the “Right of First Negotiation”) as follows: ACT shall notify Merial in writing of its intention to enter into such an exclusive license. Merial may exercise the Right of First Negotiation upon written notice to ACT within ninety (90) days after Merial’s receipt of ACT’s notice described above. In the event Merial exercises the Right of First Negotiation, ACT and Merial shall attempt to enter into a definitive license agreement by negotiating in good faith to reach a license agreement

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containing commercially reasonable terms and pricing consistent with relevant industry standards. If the parties are unable to reach agreement within ninety (90) days after the date upon which Merial exercised the Right of First Negotiation (the “Negotiation Period”), then ACT shall be free to enter into such exclusive licenses (i.e., the license of the Supplemental Patent Rights for the development, manufacture, use and sale of products in the Nutraceutical Field or other fields discussed by the parties), but only on terms more favorable to ACT than were firmly offered by Merial in writing during the Negotiation Period.

(c)                                  Notwithstanding anything in the Letter Agreement to the contrary, Merial accepts the Right of First Negotiation and any license resulting therefrom subject to any outstanding licenses, options to acquire license, or other rights existing in third parties under agreements executed by ACT prior to the date of this Letter Agreement, including without limitation the rights of Newco, a corporation to be formed by Robert Saglio, under the Non-Exclusive License Agreement between ACT and Newco that is currently being negotiated by ACT and Saglio.

(d)                                 Merial acknowledges, understands and agrees that ACT is currently using the Supplemental Patent Rights in connection with research and development directed to the development and commercialization of products in the Nutraceutical Field.  Merial further acknowledges, understands and agrees, notwithstanding anything to the contrary contained herein, that from the date hereof through the last day of the Negotiation Period ACT may (i) continue such research and development activities and (ii) make, use, sell, offer for sale and import products or services (but not by way of license or sublicense to third parties) in the Nutraceutical Field that utilize or incorporate the Supplemental Patent Rights.

(e)                                  The Right of First Negotiation shall be effective for a period of six (6) months from the date ACT and the University enter into an exclusive license agreement for the Supplemental Patent Rights.

3.                                      Discount on Initial Payment.  Notwithstanding any terms to the contrary contained in the Non-Exclusive License Agreement, the Initial Payment due to ACT thereunder shall be reduced to One Hundred and Thirty Five Thousand Dollars ($135,000.00) provided that Merial makes pays such amount before the close of business on November 15, 2002 by wire transfer to the account designated by ACT.

4.                                      Technical Services. ACT agrees to provide Merial with technical assistance related to use of the license rights granted under the Non-Exclusive License Agreement for a period of two (2) months subsequent to the date of this Letter Agreement (the “Technical Assistance Period”).   ACT shall provide such services through its employee, Don Swiatek, who shall travel to Merial’s laboratory site(s) as reasonably requested by Merial during the Technical Assistance Period. In exchange for such technical services, Merial’s shall reimburse ACT for expenses at the rate of Two Hundred Dollars ($200) per day plus reasonable travel expenses of Mr. Swiatek.  In the event Mr. Swiatek becomes unavailable for any reason, including termination of his employment with ACT, then ACT shall make all reasonable efforts to provide Merial with adequate technical assistance during the Technical

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Assistance Period, including but not limited to the engagement of Mr. Swiatek as an independent contractor retained by ACT. At all times in rendering Technical Assistance, Mr. Swiatek or ACT’s alternate designee shall be an employee or agent of ACT and not an employee or agent of Merial. The relationship between ACT and Mr. Swiatek or ACT’s alternate designee on the one hand and Merial on the other hand shall be that of an independent contractor, and nothing herein shall be deemed to constitute either party as the agent or representative of the other or both parties as joint venturers or partners for any purpose. Each party shall be an independent contractor, not an employee or partner of the other. With respect to confidentiality, ACT shall make all reasonable efforts to secure Mr. Swiatek’s written agreement to a confidentiality agreement in favor of Merial on substantially the same terms in Merial’s favor as the Confidentiality provisions of the Non-Exclusive License.

5.                                      Termination.    (a) Merial may terminate this Letter Agreement by giving 30 days written notice to ACT.

(b)                                 ACT may terminate this Letter Agreement upon 30 days written notice to Merial if Merial breaches or defaults on its payments obligations under the Non-Exclusive License Agreement between ACT and Merial, unless, before the end of the 30 day period, Merial has cured the breach or default to the satisfaction of ACT and so notifies ACT in writing, stating the manner of the cure.

6.                                      Miscellaneous.     (a)   IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES  OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, ARISING OUT OF THIS LETTER AGREEMENT, REGARDLESS OF WHETHER A PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

(b)                               NEITHER ACT NOR ITS DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES, MAKES ANY REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ACT PATENT RIGHTS AND THE SUPPLEMENTAL PATENT RIGHTS.

(c)                                  Nothing herein contained shall be deemed to grant Merial any rights or licenses including, but not limited to, any rights or licenses under the ACT Patent Rights or the Supplemental Patent Rights.

(d)                                 The terms and conditions of this Letter Agreement are confidential and shall not be disclosed, orally or in writing by either party to any third party without the prior written consent of the other party. Each party agrees that it will not use the name of the other party or any of such party’s officers, directors, employees or agents in any promotional material or other public announcement or disclosure without the prior written consent of the other party.   Any press release relating to this Agreement may be released only upon the prior written approval of both parties as to content, accuracy, and timing.

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(e)                                  This Letter Agreement constitutes the entire and only agreement between the parties relating to the matters addressed expressly herein, and all prior negotiations, representations, agreements and understandings (whether oral or written) are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by written mutual agreement by the parties. This Letter Agreement shall be deemed executed simultaneously with the execution of the Non-Exclusive License Agreement.

(f)                                    The provisions of this Letter Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

(g)                                 Nothing in this Letter Agreement shall be deemed to constitute, create, give effect to or otherwise recognize a partnership, joint venture or formal business entity of any kind or create a fiduciary or similar relationship between ACT and Merial; and the rights and obligations of ACT and Merial shall be limited to those expressly set forth herein.

(h)                                 ACT represents, warrants, and covenants that the execution and performance of this Letter Agreement will not violate, contravene, or conflict with any other agreement to which ACT is a party or by which it is bound or with any law, rule or regulation applicable to ACT.

(i)                                     This Letter Agreement and the License Option and Right of First Negotiation may not be assigned by Merial without the prior written consent of ACT, which consent may be granted or denied in ACT’s sole discretion.

(j)                                   Any delay in enforcing a party’s right under this Letter Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except only as to an express written and signed waiver to a specific matter for a specific period of time.

(k)                               Any notice required by this Letter Agreement will be given by personal delivery (including delivery by reputable overnight delivery services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed in the case of ACT to:

Advanced Cell Technology, Inc.

One Innovation Drive

Worcester, MA 01605

USA

Attention: Michael D. West, Ph.D., President

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or in the case of Merial to:

Merial LLC
3239 Satellite Blvd.
Duluth, GA 30096-4640
USA

Attention:	Legal Department/W. Joseph Thesing, Jr.
General Counsel, North America

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

(l)  This Letter Agreement will be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law.

(m) This Letter Agreement may be executed in counterparts, each of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Letter Agreement effective as of the 8th day of November, 2002.

ADVANCED CELL TECHNOLOGY, INC.		MERIAL LIMITED

By:	/s/ Michael West	BY:	/s/ Horace D. Nalle
Printed Name: MICHAEL WEST		Printed Name: Horace D. Nalle
Its: PRESIDENT		Its: Company Secretary

MERIAL LEGAL
/s/ [ILLEGIBLE]

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